Exhibit 23

                          Independent Auditors' Consent


The Board of Directors
Unigene Laboratories, Inc:

We consent to incorporation by reference in registration statement (No. 333-54048) on Form S-1, registration statements (Nos. 333-04557, 333-18079,
333-43439 and 333-63245) on Form S-3 and registration statements (Nos. 33-18890, 333-52376, 333-01897 and 333-35951) on Form S-8 of Unigene Laboratories, Inc. of our report dated March 30, 2001 relating to the balance sheets of Unigene Laboratories, Inc. as of December 31, 2000 and 1999 and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Unigene Laboratories, Inc. Our report dated March 30, 2001, contains an explanatory paragraph that states that Unigene Laboratories, Inc. has suffered recurring losses from operations and has a working capital deficiency which raise substantial doubt its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty. Also, our report refers to a change in the method of accounting for revenue recognition for up-front non-refundable license fees in 2000.



/S/ KPMG LLP


Short Hills, New Jersey
April 16, 2001